Exhibit 10.3

EC DEVELOPMENT, INC.

MODIFICATION OF UNIT PURCHASE AGREEMENT

This Agreement to Modify the Unit Purchase Agreement (“Agreement”) is made this _____th day of August, 2010, by and between EC Development, Inc., a Delaware Corporation (“ECD”) and Suemac, Inc., an Oklahoma corporation (“SM”).

R E C I T A L S

WHEREAS, SM purchased fifteen percent (15%) of EC Development, LLC, an Oklahoma Limited Liability Company (“LLC”) and the predecessor of ECD, for the amount of $1,500,000 on June 11, 2007, as evidenced by that certain Unit Purchase Agreement of even date therewith (the “UPA”), and

WHEREAS, LLC’s obligations under the UPA included the payment of interest and as of July 31, 2010 there is due and owing to SM from LLC, interest in the amount of $120,893.58, and

WHEREAS, LLC, has merged with eNucleus, Inc., and is now known as EC Development, Inc., (“ECD”) a publicly traded corporation, and by virtue of such merger, the obligation of LLC under the UPA is now the obligation of ECD, and

WHEREAS, ECD and SM have agreed that ECD shall convey to SM  2,250,000 (TWO MILLION TWO HUNDRED FIFTY THOUSAND) Shares of ECD (”Shares”) in exchange for, and (except as described below) in full compromise and satisfaction of the obligations of LLC under the UPA, and

WHEREAS, the parties hereto deem the value of the Shares to be equal to the amount of the obligation of LLC to SM plus accrued interest thereon now owing to SM by LLC, NOW THEREFORE,

W I T N E S S E T H

FOR AND IN CONSIDERATION of the above recitals, the terms, the covenants and conditions hereinafter contained, Ten Dollars ($10) which amount is a further inducement to SM to enter this Agreement, receipt whereof is hereby acknowledged, and other good and valuable consideration, the parties agree as follows:

1.	CONVEYANCE OF SHARES. ECD hereby conveys and delivers to SM 2,250,000 (TWO MILLION TWO HUNDRED FIFTY THOUSAND) free trading, unencumbered, non-assessable shares of ECD.

2.
SATISFACTION OF NOTE.  SM hereby declares that except as hereafter described, all obligations of LLC and ECD under the UPA including the obligation to pay the accrued interest described in the recitals above, are fully satisfied, paid in full and compromised and settled, and of no further force and effect.

3.
INTEREST ON UPA.  The obligation to pay interest on the amount invested in LLC pursuant to the UPA shall continue at the rate of $3,200 per month until such time that the shares of ECD are trading at or above $1.00 for 20 consecutive trading days at which time the obligation to continue to pay interest by ECD shall cease notwithstanding that the share price of the Shares may fall below $1.00 thereafter.

4.
HOLD HARMLESS.  The parties hereto each covenant and warrant to the other to defend, indemnify and hold the other harmless from any and all liability with respect to any attempts to collect the obligations of LLC or ECD under the UPA or a claim of title to the Shares by any third party or from any other liability or claims against the Shares or under the UPA.

5.	HEADINGS. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

6.
BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by either party without the written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

7.
COUNTERPARTS.  This Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed to be an original, and all such counterparts when taken together shall constitute but one and the same instrument.

8.
TIME OF PERFORMANCE.  Time is specifically declared to be of the essence of this Agreement and of the delivery of the Shares and the Note and the performance of all acts required to be done and performed by the parties hereto

9.
COSTS AND ATTORNEY FEES.  In the event it is reasonably necessary for either party to employ counsel or incur expense, in or out of court or in any bankruptcy or reorganization proceedings, to enforce, establish or protect such party's rights hereunder, such party who prevails therein or so protects or establishes such party's rights hereunder shall be entitled to recover all reasonable attorneys' fees and expenses so incurred.  All payments and reimbursements required by this paragraph shall be due and payable on demand, and may be offset against any sums owed to the party so liable in order of maturity, and shall bear interest at the rate of twelve percent (12%), per annum, from the date of demand to and including the date of collection or the due date of any sum against which the same is offset, as the case may be.

           IN WITNESS WHEREOF, the parties TR and ECD have caused this Agreement  to be signed by their respective officers thereof duly authorized as of the day first above written.

EC Development, Inc.	SueMac, Inc.

By: /s/ Randy Edgerton	By: /s/ Richard McCarthy
Randy Edgerton	Print Name: Richard McCarthy
Title: CFO	Title: